Exhibit 4 (i)

MINERAL PROPERTY OPTION AGREEMENT

THIS AGREEMENT dated for reference this 5th day of December, 2005.

BETWEEN:

APPLIED GEOLOGIC STUDIES, INC., a company incorporated pursuant tothe laws of the State of Colorado and having an office located at 4400 S. Federal Blvd., Suite 2D, Englewood, Colorado 80110

(“Applied Geologic")

AND:

MAX RESOURCE, INC., a company incorporated pursuant to the laws of the State of Nevada and having a business office at 1400 - 400 Burrard Street, Vancouver, British Columbia, V6C 3G2;

("MAX”)

WHEREAS:

A.

Applied Geologic has a large and extensive data base (the “Database”) of mining exploration, reserves and resources files and from time to time supplies information to exploration companies;

B.

MAX wishes to have access to this Database to evaluate the Database for possible acquisition by MAX of favourable mineral properties and MAX further wishes to acquire the DAT Claims, a group of 108 prospective uranium mineral claims, more particularly described in Schedule “A” attached hereto, which  have been staked and registered in MAX’s name and which are located in the State of New Mexico;

C.

It is further understood that because time was of the essence, MAX caused to have the DAT claims staked at its sole risk based on information provided to them from Applied Geologic’s database under the verbal agreement that if no mutually agreeable contract can be reached by both parties by December 31, 2005, that MAX will assign all its rignts and title in the DAT claims to Applied Geologic, and that all expenses incurred by MAX as a result of the staking and registering of the DAT claims will be borne solely by MAX with no restitution due them by Applied Geologic;

D.

Applied Geologic wishes to grant to MAX the sole and exclusive right, privilege and option to acquire a 100% registered beneficial right, title and interest in and to the DAT Claims, subject to the terms and conditions hereinafter set forth;

E.

The sole beneficial owner of all of the issued and outstanding shares of Applied Geologic, and its President, is Mr. Robert T. Wilson.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and provisos herein contained, THE PARTIES HERETO AGREE AS FOLLOWS:

1.

REPRESENTATIONS AND WARRANTIES

1.1

Applied Geologic represents and warrants to MAX that it is a company duly incorporated under the laws of the State of Colorado and is a valid and subsisting company in good standing under the laws of the State of Colorado.

1.2

MAX warrants and represents to Applied Geologic that it is a body corporate, duly incorporated under the laws of the State of Nevada with full power and absolute capacity to enter into this Agreement and that the terms of this Agreement have been authorized by all necessary corporate acts and deeds in order to give effect to the terms hereof.

2.

DATABASE INFORMATION AND ACCESS

2.1

For a period of one year from the signing of this document, Applied Geologic will, from time to time, supply to MAX data from its Database concerning various exploration properties. Applied Geologic will keep full ownership, titile, rights and control of it’s database through the term of this agreement, and all data transfers will be by mutal consent of both parties.  This agreement of data access may be extended by written mutual consent of  both parties.  In the event that MAX wishes to acquire any of the exploration properties in the Database, MAX will enter into an agreement with Applied Geologic to acquire the exploration properties on terms similar to those described for the DAT Claims below and mutually acceptable to MAX and to Applied Geologic.  MAX will enter into a form of confidentiality agreement concerning disclosure of any information from the Database.

3.

GRANT OF OPTION ON DAT CLAIMS

3.1

Applied Geologic hereby gives and grants to MAX the sole and exclusive right and option (the "Option") to acquire a l00% undivided registered beneficial right, title and interest in and to the DAT Claims, subject to the royalty in favour of Applied Geologic described in Paragraph 10.1.

4.

OPTION PRICE

A.1

MAX shall exercise the Option, and acquire a 100% registered beneficial right, title and interest in and to the DAT Claims, by making a cash payment, due upon acceptance for filing of this Agreement with the TSX-Venture Exchange, to Applied Geologic of US$10,000 (the “Option Exercise Price” or “Option Price”).

A.1.1

Upon exercise of the Option, AGS agrees and warrants that it gives up any interest it may hold in the DAT Claims, either expressed or implied, to MAX and MAX shall own a 100% beneficial right, title and interest in and to the DAT Claims

A.1.2

MAX will make annual payments (on the anniversary date of this Agreement) of US$10,000 to Applied Geologic (the “Annual Payments”).  The Annual Payments shall continue until such time as either:

(a)

MAX provides Applied Geologic with an Abandonment Notice under section 6; or MAX has made Royalty payments, Annual Payments and Option Exercise Price payments totalling in the aggregate US$500,000.

4.4

Should MAX decide to abandon the DAT Claims prior to a yearly payment anniversary date, the Annual Payment shall be prorated on a monthly basis.

5.

CONDITION PRECEDENT

5.1

This Agreement is subject to its acceptance for filing with the TSX-Venture Exchange.

6.

RIGHT TO ABANDON PROPERTY INTERESTS

6.1

Should MAX, in its sole discretion, determine that the DAT Claims no longer warrant further exploration, development or production, then MAX may cease all work on the DAT Claims, so long as MAX provides Applied Geologic with 110 days notice (the “Abandonment Notice”) of its intention to cease all work other than required reclamation work.

6.2

If the Abandonment Notice is given after the exercise of the Option, Applied Geologic may provide MAX with a notice indicating that it wishes to have all rights and title to the DAT Claims assigned to it.  Upon receipt of this notice, MAX agrees that it shall undertake all reasonably necessary acts to assign all its right and title to the DAT Claims to Applied Geologic.

7.

TERMINATION OF OPTION

7.1

Subject to paragraph 7.2, the Option shall terminate if MAX fails to make the required cash payments in paragraph 4.1on or before January 5, 2006 and MAX will execute any and all documentation required to transfer the DAT Claims to Applied Geologic’s name.

7.2

If MAX shall be in default of any requirement set forth in paragraph 4.3 Applied Geologic shall give written notice to MAX specifying the default and MAX shall not lose any rights granted under this Agreement, unless within 20 days after the giving of notice of default by Applied Geologic, MAX has failed to cure the default by the appropriate performance.  If MAX does not cure the default within the 20 day period with appropriate performance, then it will be as though MAX had provided an abandonment notice under section 6.

7.3

If the Option is terminated in accordance with paragraph 7.1, or if under paragraph 7.2 MAX has not cured a default within 20 days of receipt of notice of the default, or if MAX provides an Abandonment Notice to Applied Geologic, MAX shall have no further interest in or to the DAT Claims, and all expenditures and payments made by MAX to or on behalf of Applied Geologic under this Agreement, including those in paragraph 4.3,  shall be non- refundable by Applied Geologic to MAX and MAX shall have no recourse to collect them.

8.

ACQUISITION OF INTERESTS IN THE PROPERTY

8.1

The Property shall include, in addition to the DAT Claims described in Schedule “A” attached hereto, any claims registered by MAX or by Applied Geologic, their directors, officers, employees, agents and consultants which are contiguous to the DAT Claims or within a five (5) mile radius of the DAT Claims and shall further include any claims which are contiguous to the DAT Claims or within a five (5) mile radius of the DAT Claims which MAX or any of its directors, officers, employees, agents and consultants have an interest, including a pecuniary interest.

9.

RIGHT OF ENTRY

9.1

For so long as MAX retains the DAT Claims, its employees, agents, permitted assigns and independent contractors shall have the sole and exclusive right and option to:

(a)

enter upon the DAT Claims;

(b)

have exclusive and quiet possession of the DAT Claims;

(c)

incur expenditures for exploration of the DAT Claims;

(d)

bring upon and erect upon the DAT Claims such mining facilities as MAX may consider advisable; and

(e)

remove from the DAT Claims and sell or otherwise dispose of mineral products.

9.2

Nothwithstanding paragraph 9.1, Applied Geologic, its directors, officers, employees and agents, shall have the right to enter upon the DAT Claims and to review all of MAX’s exploration and development work and have access to the DAT Claims at its own expense until such time as commercial production commences on the DAT Claims.

10.

ROYALTY

10.1

On the date MAX commences commercial production on the DAT Claims, Applied Geologic shall be entitled to receive and MAX shall pay to Applied Geologic a gross royalty of 2% (the “Royalty”) of sales revenues from commercial production, which Royalty shall terminate at such time as MAX has paid to Applied Geologic a total of US$500,000 including Option Exercise Price payments and the annual payments referred to in paragraph 4.2 hereof.

 In the event that commercial production should temporarily cease, or become shut in, and the DAT claims are still maintained by MAX or a successor, then the Annual Payment described in paragraph 4.3 shall be reinstated until such time that commercial production is re-established or the $500,000 maximum has been met.

11.

FURTHER ASSURANCES

11.1

The parties hereto agree to do or cause to be done all acts or things reasonably necessary to implement and carry into effect the provisions and intent of this Agreement.

12.

FORCE MAJEURE

12.1

If MAX is prevented from or delayed in complying with any provisions of this Agreement by reasons of strikes, labour disputes, lockouts, labour shortages, power shortages, fires, wars, acts of God, governmental regulations restricting normal operations or any other reason or reasons beyond the control of MAX, the time limited for the performance of the various provisions of this Agreement as set out above shall be extended by a period of time equal in length to the period of such prevention and delay, and MAX, insofar as is possible, shall promptly give written notice to Applied Geologic of the particulars of the reasons for any prevention or delay under this paragraph, and shall take all reasonable steps to remove the cause of such prevention or delay and shall give written notice to Applied Geologic as soon as such cause ceases to exist.

13.

ENTIRE AGREEMENT

13.1

This Agreement constitutes the entire agreement to date between the parties hereto and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the parties hereto with respect to the subject matter of this Agreement.

14.

NOTICE

14.1

Any notice required to be given under this Agreement shall be deemed to be well and sufficiently given if delivered, or if mailed by registered mail, in the case of Applied Geologic addressed to them as follows:

Applied Geologic Studies,Inc.

4400 S. Federal Blvd. Suite 2D

Elglewood, Colorado 80110

Attention: Mr. Robert T. Wilson

and in the case of MAX addressed as follows:

MAX Resource, Inc.

c/o 1400 – 400 Burrard Street

Vancouver, British Columbia

V6C 3G2

Attention: Mr. Stuart Rogers

and any notice given shall be deemed to have been given, if delivered, when delivered, or if mailed by registered mail, on the fourth business day after the date of mailing thereof.

14.2

Either party hereto may from time to time by notice in writing change its address for the purpose of this paragraph.

15.

OPTION ONLY

15.1

Until the Option is exercised, this is an option only and except as specifically provided otherwise, nothing herein contained shall be construed as obligating MAX to do any acts or make any payments hereunder and any acts or payments made hereunder shall not be construed as obligating MAX to do any further acts or make any further payments.

16.

RELATIONSHIP OF PARTIES

16.1

Nothing contained in this Agreement shall, except to the extent specifically authorized hereunder, be deemed to constitute either party hereto a partner, joint venture partner, agent or legal representative of the other party.

16.2

In the event that MAX contracts with Applied Geologic to provide geological consulting services or to make exploration expenditures on the DAT Claims, that contractual relationship shall not, except to the extent specifically authorized under that contract, be deemed to constitute either party a partner, joint venture partner, agent or legal representative of the other party.

17.

TIME OF ESSENCE

17.1

Time shall be of the essence of this Agreement.

18.

CURRENCY

18.1

All funds referred to under the terms of this Agreement shall be funds designated in the lawful currency of the United States of America.

19.

APPLICABLE LAW

19.1

Except as applies to the mineral claims laws of the State of New Mexico, this Agreement shall be governed by the laws of the Province of British Columbia and the parties hereto agree to attorn to the courts thereof.

20.

ARBITRATION

20.1

In the event of a dispute between the parties regarding any provision of this Agreement, the parties hereto agree to submit the dispute to binding arbitration under the terms of the Commercial Arbitration Act of the revised statutes of the Province of British Columbia [R.S.B.C. 1996 Chapter 55] or its successor.

21.

ENUREMENT

21.1

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

22.

ASSIGNMENT

22.1

MAX shall have the right to assign, in whole or in part, its rights under the terms of this Agreement provided that any person to whom it makes an assignment agrees to be bound by the terms of this Agreement and the Royalty payable to Applied Geologic hereunder.

IN WITNESS WHEREOF this Agreement has been executed as of the day and year first above written.

APPLIED GEOLOGIC SERVICES INC.

MAX RESOURCE, INC.

Per: /s/Robert Wilson

Per:  /s/Stuart Rogers

____________________________

______________________________

Authorized Signatory

Authorized Signatory

SCHEDULE "A"

THE DAT CLAIMS

The Claims are located in New Mexico in Township 1 North, Range 4 West, Sections 21, 22 and 23 and are known as the “DAT Claims 1-108”.